EXHIBIT 10.37

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of September 1, 2004, between Coach Industries Group, Inc., a Nevada corporation (the “Company”) and Susan Weisman, (the “Executive”).

W I T N E S S E T H:

A. WHEREAS, the Company has employed the Executive on an ongoing basis and the Company wants to formalize the relationship.

B. WHEREAS, the parties desire for the Executive to act as Chief Financial Officer of Coach Industries Group, Inc. commencing the date hereof and during the term hereof.

C. WHEREAS, the parties desire to execute and deliver this Agreement to provide for the continued employment of Executive by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

AGREEMENT:

1. Engagement. The Company hereby engages the Executive and the Executive hereby accepts such engagement upon the terms and conditions hereinafter set forth.

2. Term. This Agreement shall commence on the date hereof (the “Commencement Date”), and shall remain in effect for a period of five (5) years thereafter (the “Term”). This Agreement shall also terminate at such time as the Company, or the Executive, gives written notice of termination of this Agreement pursuant to Section 13 of this Agreement. Unless otherwise notified by the Executive the contract will be automatically renewed for a new term under the same Terms and Conditions of this Agreement.

3. Duties. The Company hereby engages the Executive to serve as the Chief Financial Officer (CFO) of the Company and, as such, she shall perform all duties commonly incident to the Chief Financial Officer respectively, including such additional duties not inconsistent with such position as the Board of Directors of the Company (the “Board”) shall prescribe from time to time.

4. Performance of Duties. During the term of this Agreement, the Executive shall devote her best efforts, ability and attention to the business of the Company.

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5. Compensation.

A. Salary. For all services rendered by the Executive under this Agreement as Chief Financial Officer of the Company, the Company shall pay the Executive Two Hundred Twenty Five Thousand ($225,000) (the “Base Salary”) . Annual salary increases will be at the discretion of the Compensation Committee. At the option of the Executive, the salary may be taken in cash or in the common stock of the company. The Executive’s Base Salary shall be payable within the established payroll cycle for the Company’s salaried officers or employees. Salary payments shall be subject to federal withholding and other applicable payroll deductions and taxes. The Executive has agreed to defer a portion of her compensation until such time as the Board of Directors determines the Company has sufficient assets to repay the Executive.

B. Options The Company shall grant to the Executive options to purchase shares of the Company’s common stock as determined by the Company’s Board of Directors and will be identified in the Employee Stock Option Plan (ESOP).

C. Benefits. The Executive shall be eligible to participate in all group insurance plans of the Company, and other existing or new perquisites or benefits offered to executive management of the Company.

D. Bonus. The Executive shall be eligible to receive a bonus as determined by the Company’s Board of Directors.

E. Legal Assistance. The Executive shall be eligible to receive payment for legal services by the Company for any action brought against the Executive, individually or as a representative of the Company, relating to the Executive performing any and all duties in support of the Company.

F. Automobile. The Executive shall be provided an Automobile Allowance of $1,200 per month.

G. Life Insurance. The Executive shall be provided by the Company a Life Insurance Policy representing three (3) times the annual salary of the Executive.

H. Disability Insurance. The Executive shall be provided a long-term disability insurance policy at the expense of the Company covering no less than 60% of the annual salary of the Executive. The policy will provide for coverage over the term of the disability.

I. Tax Preparation Assistance. The Executive shall be provided with reimbursement for all tax preparation fees incurred for any and all Federal and/or state tax reporting during the term of the Agreement.

J. Estate Planning. The Executive shall be provided reimbursement for any and all Estate Planning fees incurred during the term of the Agreement

6. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred in carrying out her duties, including maintenance of Certified Public Accountant licensing and association membership, continuing education requirements and educational seminars necessary to meet the requirements of her

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position as Chief Financial Officer and as required and under this Agreement upon presentation by the Executive to the Company of appropriate documentation indicating the amount and purpose for such expense.

7. Vacation. Executive shall be entitled to Four (4) weeks vacation during each year of the Term. If the Executive elects not to take the vacation the Company will pay the Executive at the salary level in effect during the time the vacation is due

8. Agreement Not to Disclose Trade Secrets or Confidential Information. During the term of this Agreement and after its termination, the Executive shall not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired by the Executive during the course of her employment with the Company, its successors or assigns, or any of its affiliates (collectively, the “Company Affiliates”). As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, source-code of any proprietary software, or compilation of any scientific, technical or commercial information, including any design, list of suppliers, list of customers or improvement thereof, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or financial information of the Company or any of the Company Affiliates that is for use, or is used, in the operation of the Company or any of the Company Affiliates’ businesses that is not commonly known by or available to the public and that derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Executive agrees to return to the Company any and all such trade secrets, confidential information or other proprietary information immediately upon the termination of this Agreement.

9. Non-Solicitation of Customers and Suppliers. Executive agrees that during her employment hereunder, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer, supplier, or prospective supplier of the Company for any purpose other than for the benefit of the Company. Executive further agrees that for two (2) years following termination of her employment hereunder for any reason, Executive shall not, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers, of the Company.

10. Death or Disability.

A. In the event of the Executive’s death during the term of this Agreement, this Agreement and the Executive’s future Base Salary, incentive compensation and benefits shall automatically be terminated. In such event, the Company shall pay severance to the Executive’s estate (i) any unpaid Base Salary; and (ii) all accrued but unpaid allowances and expense reimbursements.

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B. If the Executive becomes unable to perform her employment duties during the term of this Agreement because of the “disability” of the Executive, the Company may terminate this Agreement and the Executive’s employment hereunder. In such event, the Company shall pay to the Executive (i) any unpaid Base Salary; and (ii) all accrued but unpaid allowances and expense reimbursements. For purposes of this provision, the term disability shall mean the Executive is unable to perform her material duties as an employee for the Company or any of the Company Affiliates, due to mental or physical illness or injury, for a period of at least one hundred (180) days, in the opinion of a qualified physician selected mutually by the Company and the Executive.

13. Termination by the Company or the Executive.

A. Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder “for cause” at any time. As used herein, for “cause” shall mean any one of the following:

(1)	The willful breach or intentional neglect by the Executive of her job duties and responsibilities;

(2)	Conviction of any felony:

(3)	Commission of an act of fraud, embezzlement or material misappropriation against the Company; or

(4)	A material breach of this Agreement by the Executive.

B. In the event the Company terminates the Executive’s employment for cause, the Executive’s Base Salary and benefits shall automatically terminate as of the effective date of such termination and the Company shall pay to the Executive (i) any unpaid Base Salary through the date of termination; and (ii) all accrued but unpaid allowances and expense reimbursements, and the Executive shall not be entitled to receive any other compensation or severance allowance, including any incentive compensation earned after termination, under this Agreement. In addition, all options received and not exercised shall be cancelled and the Executive shall not be entitled to any options hereunder.

With respect to matters set forth in subsections (1), (3), (3) and (4) above, the Company shall give prompt notice to the Executive if it believes grounds for termination under any of such provisions exist, and the Executive shall have a reasonable period of time (not to exceed ten business days, to respond and to cure any such grounds for “cause” as may be alleged or to reply to any such claims or charges. Termination under such provisions shall be warranted only after the Board of Directors of the Company has determined, in good faith that such “cause” exists after having afforded the Executive the opportunity to respond or to cure as set forth above.

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C. Termination by the Executive Without Good Reason. The Executive may terminate this Agreement and her employment with the Company without “good reason” (as defined below) upon 60 days’ prior written notice to the Company. In such a case, the Executive may be required to perform her business duties and shall be paid her regular salary up to the date of the termination. At the option of the Company, the Company may require the Executive to depart from the Company upon receiving said 60 days’ notice from the Executive of the termination of this Agreement. In such event, the Company shall pay to the Executive all outstanding compensation due to the Executive for the term of the Agreement

D. Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate this Agreement and the Executive’s employment without cause at any time upon 30 days’ prior written notice to the Executive. The Executive shall have the right to terminate this Agreement at any time for “good reason.”

As used herein, “good reason” shall mean the occurrence of any of the following without the Executive’s prior written consent:

(i) the assignment to the Executive of duties and responsibilities that are inconsistent, in a material and adverse respect, with the scope of the duties and responsibilities usually vested in similarly situated executives;

(ii) a material reduction in the benefits payable to the Executive;

(iii) a change in control of the Company such that one entity (directly or through affiliates) purchases control of over 50% of the Company’s common stock and does not agree, prior to the change of control, to assume the terms and conditions of this Agreement;

The Company shall pay to the Executive on the date of termination without cause or for good reason (i) a severance allowance of the remainder of the Base Salary through the end of the Term at the then-effective rate; (ii) an additional severance allowance of Five Hundred Thousand (500,000) shares of Common Stock of the Company (and the Company herby agrees to increase the authorized shares of common stock of the Company if necessary to satisfy this provision) or an immediate purchase of the Executive’s shares of common stock, including the severance share issued hereunder, as the case may be; and (iii) all accrued but unpaid allowances and expense reimbursements. All options granted hereunder shall vest immediately.

14. Indemnification. The Executive shall be entitled to indemnification from the Company to the fullest extent permitted under the Company’s then current Articles of Incorporation and Bylaws and under the law of the jurisdiction of the Company’s incorporation as may be in effect from time to time.

15. Notices. All notices, requests, demands and other communications provided for in this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To the Executive:

To the Company:

With Copy to:	Joseph I. Emas, Esq.
1224 Washington Avenue
Miami Beach, Florida 33139

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Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received or refused by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

16. Assignment. Neither this Agreement nor any of the parties’ rights and obligations hereunder may be assigned by a party without the prior written consent of the other party hereto.

17. Arbitration.

A. Any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be resolved amicably after a reasonable attempt to negotiate such a resolution shall be submitted to arbitration by the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules, as such rules may be amended from time to time, and at its office in Florida. The award of the arbitrator shall be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. Any arbitration under this Arbitration Agreement shall be governed by and subject to the confidentiality restrictions set herein. The Executive acknowledges reading, prior to the signing of this Agreement, the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, which are available via the internet at the site of the American Arbitration Association at http://www.adr.org. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Company for temporary or preliminary relief with respect to Sections 8, 9,10, and 11 herein need not be resolved in arbitration and may be resolved in a court of competent jurisdiction.

B. The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local

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or foreign law (except that any claim by the Company for temporary or preliminary relief with respect to Sections 8, 9,10, and 11 herein may be brought in a court of competent jurisdiction), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, and the Executive hereby waives all rights thereunder to have a judicial tribunal resolve such claims.

18. Voluntary Agreement. The Executive acknowledges that before entering into this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of her choice, and that this constitutes advice from the Company to do so if he chooses. The Executive further acknowledges that he has entered into this Agreement of her own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that he has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 17.

19. Binding Effect. This Agreement shall bind the parties hereto, their respective successors and permitted assigns.

20. Amendment. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and on behalf of the Company by such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

21. Entire Agreement. This Agreement constitutes the entire agreement between the parties, pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with the Executive in connection with the subject matter hereof.

22. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of the State of Florida without regard to its conflicts principles and the parties to this Agreement specifically consent to the jurisdiction of the courts of the State of Florida over any action arising out of or related to this Agreement.

23. Survival. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the termination of this Agreement and the employment of the Executive hereunder.

24. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

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25. Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE:

/s/ Susan Weisman

COMPANY:

,
Coach Industries Group, Inc.

By:	/s/ Francis O’Donnell
Name:	Francis O’Donnell
Title:	Chief Executive Officer

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